Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

(as updated, April 11, 2025)

SUNation Energy, Inc. (“SUNE,” “we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF COMMON STOCK

The following summary of the general terms and provisions of our common stock does not purport to be complete and is based upon and qualified by reference to our certificate of incorporation and bylaws, which are incorporated by reference into our Annual Report on Form 10-K. We encourage you to read our certificate of incorporation, as amended, our bylaws and the applicable provisions of the Delaware General Corporation Law, or DGCL, for additional information.

Authorized Shares of Capital Stock

As of the date hereof, our authorized shares of capital stock is 1,000,000,000 shares of common stock, par value $0.05 per share, and 3,000,000 shares of preferred stock, $1.00 par value per share. We currently have no shares of preferred stock issued or outstanding

As of April 11, 2025, we had 646,282,496 shares of common stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters voted upon by our stockholders and do not have cumulative voting rights. All matters including the election of directors will be determined by a majority of the votes cast in person or represented by proxy, except to the minimum extent otherwise required by the DGCL. However, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that that relates solely to the terms of our preferred stock if the holders of the preferred stock are entitled to vote separately thereon by law or pursuant to our certificate of incorporation or designation, as the case may be.

Except as otherwise provided by the DGCL or our certificate of incorporation and subject to the rights of holders of any series of preferred stock, holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment of all liabilities and liquidation preference on any outstanding preferred stock.

Our certificate of incorporation does not entitle holders of our common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

All outstanding shares of our common stock are fully paid and nonassessable.

The transfer agent and registrar for our common stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, South St. Paul, Minnesota 55120-4100.

Our common stock is currently listed on The Nasdaq Stock Market LLC under the trading symbol “SUNE.”

Authorized but Unissued Preferred Stock

Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Delaware law does not require stockholder approval for any issuance of authorized shares. However, under applicable Nasdaq Listing Rules, a company must not, subject to specified exceptions, without the approval of its stockholders, issue or agree to issue, any equity securities, or other securities with rights to convert into equity at a price that is less than the Minimum Price (as defined in Nasdaq Rule 5636(d)(1)) if the number of those securities exceeds 19.99% of the number of shares issued and outstanding at the commencement of such offering.

Exhibit 4.1

Our certificate of incorporation authorizes our board of directors to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Delaware Law, the certificate of incorporation and the bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws could make the acquisition of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification. Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Cumulative Voting. Holders of our common stock do not have cumulative voting rights in the election of directors.

Special Meetings of Stockholders. Our bylaws provide that a special meeting of stockholders may be called at any time only by our board of directors or our CEO together with our COO or CFO.

Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our bylaws preclude stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. Our bylaws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to and received by the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day, prior to the anniversary of the preceding year’s annual meeting. However, in the event no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual

Exhibit 4.1

meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

Removal of Directors; Vacancies. Under the DGCL, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation provides that directors may only be removed from office only for cause by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of our company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In addition, our certificate of incorporation provides that any newly created directorships resulting from an increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled exclusively by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders.

Supermajority Provisions. Our certificate of incorporation and bylaws provides that our board of directors is expressly authorized to adopt, amend or repeal our bylaws without a stockholder vote through the affirmative vote of at least a majority of the board of directors. In addition, our bylaws may be adopted, amended or repealed by a majority of the stockholders in attendance at any meeting of stockholders that has been duly called for such purpose

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, provided, however that certain actions in this regard may require a greater or lesser percentage of the voting shareholders as described in Section 242 of the DGCL.

Shareholder Meetings

No action that is required or permitted to be taken by our stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. A special meeting of stockholders may be called at any time only by our board of directors or our CEO together with our COO or CFO for any purpose or purposes prescribed in a notice of such special meeting.

Quorum

Unless otherwise required by law or our certificate of incorporation, at any meeting of stockholders, one-third of our outstanding stock exclusive of treasury stock shall constitute a quorum at meetings of the stockholders.

Exclusive Jurisdiction of Certain Actions

Our bylaws provide that the sole and exclusive venues for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty or other duty owed to our company by any director, officer, stockholder, employee or agent, and (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation, or our bylaws (as each of same may be amended from time to time) will be the Delaware Court of Chancery and the federal and state courts located in the City, County and State of New York, and the respective procedural laws of such courts shall govern all such actions and proceedings. In addition, our bylaws provide that the sole and exclusive venue for any action or proceeding arising out of or relating to the securities laws of the United States including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the securities laws of any state or other jurisdiction will be the federal courts located in the City, County and State of New York, and the procedural laws of such courts shall govern all such actions and proceedings.